UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 25, 2004


                            BASIC EMPIRE CORPORATION
             (Exact name of registrant as specified in its charter)

                                     Nevada
                            (State of incorporation)


                 0-49608                               75-2955368
         (Commission File Number)        (I.R.S. Employer Identification Number)


            12890 Hilltop Road
              Argyle, Texas                               76226
(Address of principal executive offices)                (Zip Code)


                                 (972) 233-0300
              (Registrant's telephone number, including area code)

                              211 West Wall Street
                            Midland, Texas 79701-4556
         (Former name or former address, if changed since last report.)

Item 1.  Changes in Control of Registrant

         On May 25, 2004, the Registrant sold 714,285 shares of restricted common stock at $.28 per share for gross proceeds of $200,000, pursuant to a subscription agreement, to Halter Financial Group, Inc., an entity owned by Timothy P. Halter.

         On May 26, 2004 Matthew Blair and Glenn A. Little resigned as officers and directors of the Registrant. Timothy P. Halter was appointed as a Director of the Board and elected as Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board and Secretary of the Registrant, effective immediately upon the resignations of Matthew Blair and Glenn A. Little. In consideration for agreeing to serve as an officer and director of the Registrant, on May 26, 2004 Mr. Halter was granted a warrant to purchase up to 89,285 shares of restricted common stock of the Registrant at an exercise price of $.28 per share. The Registrant relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration of these shares. As a result of the purchase, Halter Financial Group, Inc. is the controlling shareholder, owning 714,285 shares of the 1,089,077 issued and outstanding shares of the Registrant's common stock, or 66%, not including the warrant to purchase 89,285 shares of restricted common stock of the Registrant. Before the consummation of the subscription agreement, Glenn A. Little was the controlling shareholder of the Registrant's common stock.




Exhibit No.       Description

  10.1 Subscription Agreement dated May 25, 2004 by and between the Registrant and Halter Financial Group, Inc.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       BASIC EMPIRE CORPORATION


                                                      By: /s/ Timothy P. Halter
                                                         -----------------------
                                                         Timothy P. Halter
                                                         Chief Executive Officer
Date:  May 26, 2004